Exhibit 99.1

For Immediate Release

TETRA Technologies, Inc. announces

CHANGES AND ADDITION TO SENIOR MANAGEMENT

THE WOODLANDS, Texas, September 6, 2022 /PRNewswire/ -- TETRA Technologies, Inc. ("TETRA" or the "Company") (NYSE:TTI) announced changes in its senior management with the promotion of Matt Sanderson, to Executive Vice President and Chief Commercial Officer and the addition of Roy McNiven, who will be joining TETRA as Senior Vice President, Energy Services Operations.

In his new role, Matt Sanderson will be responsible for leading the business development, technology, marketing, and corporate development functions of the company to develop and execute on the key company growth strategies. This will include evolving partnerships to accomplish our objectives in a growing oil and gas market as well as those to support our lithium and bromine opportunities through the development of our Arkansas resources. Since December 2016, Matt served as TETRA’s Senior Vice President responsible for its Water and Flowback Services and its Completion Fluids and Products divisions.

As a former Senior Vice President of Operations and Manufacturing at CSI Compressco LP, Roy McNiven is well known to TETRA as a proven and strong business leader with significant oil & gas services experience.  He previously served as Vice President of Services and Rental Operations at Canrig, a division of Nabors Industries Ltd, and Vice President of Products and Services at TESCO Corporation. Roy will be focused on our Energy Services operations and to continue to build upon our industry-leading positions for both Water and Flowback and Completion Fluids and Products.

Brady Murphy, TETRA’s President and Chief Executive Officer, commented, “Given the many key growth opportunities that we have facing a multi-year oil and gas business recovery along with new markets for produced water beneficial reuse, lithium and bromine solutions for energy storage and CO2 capture, we are expanding our senior management team to strengthen our ability to execute. Matt and Roy are very well suited to allow us to maximize our growth while operationally executing at a continued high level.  These changes are in addition to new resources we have recently added for mineral extraction and manufacturing and to our TETRA Innovation Group (TIG), our in-house aqueous chemistry research group, to support these emerging opportunities.”

Company Overview

TETRA Technologies, Inc. is an industrial and oil & gas products and services company operating on six continents focused on bromine-based completion fluids, calcium chloride, water management solutions, frac flowback, and production well testing services. Calcium chloride is used in the oil and gas, industrial, agricultural, road, food, beverage, and lithium production markets. TETRA is evolving its business model by expanding into the low carbon energy markets with its chemistry expertise, key mineral acreage, and global infrastructure. Low carbon energy initiatives include commercialization of TETRA PureFlow®, an ultra-pure zinc bromide clear brine fluid for stationary batteries and energy storage; advancing an innovative carbon capture utilization and storage technology with CarbonFree to capture CO2 and mineralize emissions to make commercial, carbon-negative chemicals; and development of TETRA’s lithium and bromine mineral acreage to meet the growing demand for oil and gas products and energy storage. Visit the Company's website at www.tetratec.com.

Investor Contact

For further information: Elijio Serrano, CFO, TETRA Technologies, Inc., The Woodlands, Texas, Phone: (281) 367-1983, www.tetratec.com.